Exhibit 99.1

Cartesian Enters Letter Agreement to Conclude the Farncombe Deferred Consideration and Earn-Out Payments

Overland Park, KS - April 19, 2017- Cartesian™ (NASDAQ: CRTN), a leading provider of consulting services and managed solutions to the global communications, technology and digital media industries, has entered into a letter agreement with the sellers of Farncombe agreeing to a final determination of the remaining consideration payable to the sellers.

Under the Share Purchase Agreement entered into on July 22, 2015, the purchase consideration for the capital stock of Farncombe included, in addition to consideration payable at closing, deferred consideration payable in cash after closing upon determination of the net working capital of Farncombe and the contingent right of the sellers to receive additional cash and shares of Cartesian stock pursuant to a two-year earn-out based upon the performance of Farncombe after closing.

In the letter agreement, Cartesian and Farncombe have agreed to a final determination of the deferred consideration. The parties have also agreed that the earn-out target is expected to be achieved, and that Cartesian will pay to the sellers of Farncombe the full amount of the earn-out in cash and shares of Cartesian stock by no later than July 31, 2017. The earn-out amount, including the value of the stock component, was set at the time of the acquisition of Farncombe by Cartesian.

“After two years of strong performance from Farncombe, we are pleased to finally bring this consideration process to a close and officially consolidate the two corporate entities,” said Cartesian CEO, Peter Woodward. “Farncombe’s ability to achieve its full earn-out target is a testament to not only its impeccable reputation in the video delivery space, but also to the managerial strength of the unit’s principals who have collectively guided the company towards continued growth and success. Looking ahead, we will continue to leverage Farncombe’s expertise in OTT and other video services and the network competencies to drive additional cross-selling opportunities.”

About Cartesian, Inc.
Cartesian, Inc. (NASDAQ: CRTN) is a specialist provider of consulting services and managed solutions to leaders in the global communications, technology and digital media industries. Cartesian provides strategic advice, management consulting, and managed solutions to clients worldwide. The company has offices in Boston, Kansas City, London, New York, Philadelphia and Washington. For more information, visit www.cartesian.com.

Investor Contact:

Matt Glover or Najim Mostamand
Liolios Group, Inc.
949-574-3860
CRTN@liolios.com